ROCK MAPLE SERVICES, LLC

CODE OF ETHICS

March 2011

Table of Contents

1.	Introduction and Basic Principles

A	Introduction

B.	Standards of Conduct

C.	Certain Definitions

2.	Insider Trading

A.	Policy Statement on Insider Trading

B.	Procedures to Implement Policy on Insider Trading

C.	Supervisory Procedures with Respect to Insider Trading

3.	Certain Transactions in Client Accounts and by Access and Other Supervised Persons

A.	Certain Transactions by Client Accounts

B.	Certain Transactions by Access and Other Supervised Persons

4.	Personal Transaction Approval and Reporting Procedures

A.	Prior Approval

B.	Holdings Reports

C.	Transactions Reports

D.	Exceptions to Reporting Requirements

E.	Monitoring of Supervised Personal Trades Against Trades for Client Accounts

F.	List of Accounts and Affiliations

G.	Certifications

5.	Gifts and Entertainment

A.	Giving Gifts

B.	Accepting Gifts

C.	Cash

D.	Entertainment

E.	Reporting

6.	Confidentiality

A.	Firm Duties

B.	Supervised Persons

C.	Regulation S-P

D.	Confidentiality of Reports

7.	Form ADV Disclosure

Appendix 1

ROCK MAPLE SERVICES, LLC

CODE OF ETHICS

March 2011

1.	Introduction and Basic Principles

A.	Introduction. ROCK MAPLE SERVICES, LLC (the “Firm”), which is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser, has adopted this Code of Ethics pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisers Act and all Adviser Act Rules are available online at:

http://www.law.uc.edu/CCL/xyz/sldtoc.html

Although Rule 204A-1 includes a legal requirement that the Firm adopt such a code, this Code of Ethics also reflects the Firm’s high standards and professionalism for the conduct of its business and performance of the Firm’s responsibilities and duties to its Clients. This Code of Ethics is more than a required regulatory obligation with which Supervised Persons (see definition below) are expected to comply. These principles are paramount to the Firm’s policy and goals as they pertain to the relationship with its Clients.

The Firm has reviewed its business looking for risks of potential unethical conduct and the result of this review, this Code of Ethics has been created. The Chief Compliance Officer (“CCO”) will review this Code of Ethics at least on an annual basis and, based on this review, will revise this Code of Ethics as needed and appropriate to the Firm’s changing business and all applicable state and Federal Securities Laws and regulations. All amendments will be distributed to all Supervised Persons as soon thereafter of their being adopted as possible.

All Supervised Persons are required to read, be familiar with and refer to this Code of Ethics and to the Firm’s senior management whenever they have any questions about any activity which could appear as having violated this Code of Ethics or subjecting the Firm to any negative publicity, criticism or concern on the part of the Firm’s Clients.

It is the responsibility of every Supervised Person to comply with all applicable laws and regulations and this Code of Ethics. Failure to do so can result in termination, as well as civil and criminal penalties.

B.	Standards of Conduct. The Firm has the fiduciary responsibility for providing advice to Clients who depend on the Firm to act in their best interests and at all times to maintain the highest ethical standards. To that end, the Firm requires that all Supervised Persons conduct themselves, at all times, with the following high standards of business conduct:

•	The Firm has a strict policy of complying with all applicable state and Federal Securities Laws, rules and regulations.

•	As a fiduciary for its Clients, the Firm’s policy is to always act in the best interests of its Clients and to maintain the highest ethical standards in dealing with them.

•	The Firm and its Supervised Persons shall always deal with its Clients with the utmost good faith and shall, at all times, disclose to Clients all material facts relating to the advisory relationship.

As a fiduciary, the Firm has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients. In order to comply with these standards, Supervised Persons should assess the potential for any conflict of interest between the Firm’s interest and those of its Clients and for any improper activity on the part of other Supervised Persons.

Access Persons shall not use knowledge about pending or currently considered securities transaction for Clients to profit personally, directly or indirectly, as a result of such transactions including by purchasing or selling such securities.

Violations. Each Supervised Person must promptly report any violation of the Code of Ethics or state or Federal Securities Laws to the CCO.

Client Complaints. Each Supervised Person must promptly report any Client complaint (written or oral) regarding any violation or alleged violation of this Code of Ethics to the CCO. The CCO is the one responsible for investigating and documenting the investigation, taking appropriate action and memorializing the action taken.

Distribution and Acknowledgement of Code of Ethics. The Firm’s CCO must give to each Supervised Person a copy of this Code of Ethics and any amendments. Once having received a copy of this Code of Ethics each Supervised Person must give the CCO written acknowledgement that they have received a copy of this Code of Ethics and return a written acknowledgement that they have received subsequent amendments to this Code of Ethics. See Appendix I of this Code of Ethics for acknowledgement form.

C.	Certain Definitions. For purposes of this Code of Ethics, capitalized terms not defined shall have the following meanings:

Access Person. An Access Person is any Supervised Person who has access to nonpublic information regarding any Client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any fund the Adviser or its control affiliates manager; or is involved in making securities recommendations to Clients, or has access to such recommendations that are nonpublic. If providing investment advice is the Firm’s primary business, then all Firm directors and officers are presumed to be Access Persons. [Rule 204A-1(e)(1)]

Advisers Act. The Investment Advisers Act of 1940, as amended.

Automatic Investment Plan. An Automatic Investment Plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or a plan of the sort permitted by Rule 10b-5-1 under the Exchange Act.

Beneficial Ownership/Beneficial Interest. A person has Beneficial Ownership of, or a Beneficial Interest in, securities in which he/she has or shares a direct or indirect “pecuniary interest”. The term pecuniary interest means the opportunity, directly or indirectly, to profit or share in the profit derived from a transaction in the subject securities. A pecuniary interest may arise through any contract, arrangement, understanding or relationship. An example, a person has a pecuniary interest in securities that he/she owns in his/her own name, that are owned by his/her IRA, that are owned by a trust that he/she is either a trustee or a beneficiary, that are owned by any company that is wholly or partly owned by the person, or that are owned by any member of the person’s Immediate Family sharing the same household, that are owned by a partnership in which the person is a general partners, or that the person has the right to acquire through the exercise or conversion of any derivative security (whether or not currently exercisable).

Client. Any person or entity that the Firm provides investment advisory services.

Chief Compliance Officer. Kenneth Chan is the Firm’s Chief Compliance Officer (“CCO”). Unless otherwise provided, the CCO may designate in writing other qualified Supervised Persons to implement specific responsibilities assigned to the CCO in this Code of Ethics.

Exchange Act. The Securities and Exchange Act of 1934, as amended.

Federal Securities Laws. Federal Securities Laws means the Advisers Act, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, and other rules adopted by the SEC under any of these laws, the Bank Secrecy Act (as it applies to Funds and investment advisers) and any rules adopted by the SEC or the Department of the Treasury.

Fund. A Fund is an investment company registered under the Investment Company Act.

Immediate Family. Immediate Family means a person’s parents, mother-in-law or father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, child, son-in-law or daughter-in-law, or any other person (legal or blood relative) who is supported, either directly or indirectly, to a material extent, by the person.

Limited Offering. A Limited Offering is an offering of securities, such as a private placement, that is exempt from registration under the Securities Act by either Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506.

Reportable Fund. A Reportable Fund means (i) any Fund for which the Firm serves as investment adviser as defined in section 2(a)(20) of the Investment Company Act, or (ii) any Fund whose investment adviser or principal underwriter is controlled by, or is under common control with, the Firm. Control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

Reportable Security. A Reportable Security is any Security as defined in section 202(a)(18) of the Act other than (i) direct obligations of the U.S. Government, (ii) banker’s acceptances, bank certificates or deposit, commercial paper and high quality short term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) shares issued by open end Funds other than Reportable Funds, and (v) shares issued by unit investment trusts that are invested exclusively in one or more open end Funds, none of which are Reportable Funds.

SEC. The United States Securities and Exchange Commission.

Securities Act. The Securities Act of 1933, as amended.

Security. Security means any note, stock, bond, investment contract or, in general, any interest or instrument commonly known as a “security” or any receipt for, guarantee or warrant or right to subscribe to or purchase any of the aforementioned. For purposes of this Code of Ethics, the term security includes any swap or other hybrid or derivative instrument.

Supervised Person. The Firm’s Supervised Persons are its officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on the RMS’ behalf and are subject to RMS’ supervision and control.

2.	Insider Trading

A.	Policy Statement on Insider Trading. The Firm prohibits any Supervised Person from trading, either personally or on behalf of others (including Clients), while in possession of material nonpublic information, or communicating material nonpublic information to others in violation of law. This prohibited conduct is referred to an “insider trading”. The Firm’s policy applies to every Supervised Person and extends to activities within and outside his duties at the Firm. Any questions regarding the Firm’s policy and procedures on insider trading should be referred to the CCO.

Definition of “Insider Trading”. The term “insider trading” generally refers to the purchase or sale of a security of any issuer, on the basis of material nonpublic information about the security or issuer, in breach of a duty of trust or confidence that is owed directly or indirectly to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information.

Generally, for this purpose, a purchase or sale of a security of an issuer is “on the basis of’ material nonpublic information about that security or issuer if the person making the purchase or sale was in possession of material nonpublic information when the person made the purchase or sale.

The law prohibits:

•	Trading by an insider, while in possession of material nonpublic information; or

•

Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	Communicating material nonpublic information to others (tipping), when the information was obtained by the tipper under circumstances that would prohibit the tipper from using it for himself.

•	The elements of insider trading and the penalties for this unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should speak with the CCO.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he/she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of these organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. In order for an outsider to be considered an insider, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty.

Duties of Trust or Confidence with Respect to Misappropriation of Material Nonpublic Information. The law generally prohibits trading while in possession of inside information that was misappropriated in breach of a duty of trust or confidence. A “duty of trust or confidence” exists in various circumstances, such as:

•	whenever a person agrees to maintain information in confidence;

•

whenever the person communicating the material nonpublic information and the person to whom it is communicated have a history, pattern or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the material nonpublic information expects that the recipient will maintain its confidentiality; or

•

whenever a person receives or obtains material nonpublic information from his spouse, parent, child or sibling, provided, however, that the person receiving or obtaining the information may demonstrate that no duty of trust or confidence existed with respect to the information, in certain extremely limited circumstances.

Exchange Act Rule 10b5-2

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of information that Supervised Persons should consider material include:

•

a binding commitment to issue a substantial block of a listed security (or convertible notes or other instruments that are convertible into such a security) at a price below the current market price of that security;

•	dividend changes;

•	earnings estimates;

•	change in previously released earnings estimates;

•	significant merger or acquisition proposals or agreements;

•	major litigation;

•	liquidity problems; and

•	extraordinary management developments.

Information may be material even though it relates to a projected future event that may or may not occur. For future events, the probability of the even must be factored against its magnitude, as well as how soon it is likely or certain to occur. For example, information that an issuer is in advanced negotiations to be acquired probably would be considered material, even though the issuer has not yet entered into any binding agreement, since the magnitude of that event would be large for that issuer.

Material information does not have to relate to a company’s business. For example, a Wall Street Journal reporter was found criminally liable for disclosing to others material information that was not related to a company’s business, but that was expected to affect the market value of the company’s securities. In that case, the material information consisted of the dates that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not. In other words, the principal factors that determine whether information is material are:

•	How “big” is it?

•	How definite is it?

•	How soon is it likely (or certain) to happen?

What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation would be considered public.

What is Trading “On the Basis Of’ Material Nonpublic Information? The purchase or sale of a security is “on the basis of’ material nonpublic information about the security or issuer if the person making the purchase or sale was in possession of the material nonpublic information when he made the purchase or sale, unless he can prove that this awareness did not affect his decision to trade. Under Exchange Act Rule 10b5-1, a person may be able to rebut the presumption that his possession of material inside information resulted in or affected his trading activity if, before becoming aware of the material nonpublic information, he/she had in place a pre-arranged contract, instruction or plan for the trading activity that met detailed requirements and all trading was done consistent with the contract, instruction or plan. For information on these requirements you should see the Firm’s CCO.

Penalties for Insider Trading. Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties enumerated below even if he/she does not personally benefit from the violation. Penalties include:

•	Civil injunctions;

•	Treble damages;

•	Disgorgements of profits;

•	Jail sentences;

•	Fines for the person who committed the violation of up to three times the profit made or loss avoided, whether or not the person actually benefited;

•	Criminal fines; and

•	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, ANY VIOLATION OF THIS POLICY CAN BE EXPECTED TO RESULT IN SERIOUS SANCTIONS BY THE FIRM, INCLUDING DISMISSAL OF THE PERSON(S) INVOLVED.

B.	Procedures to Implement Policy on Insider Trading. The following procedures have been established to aid Supervised Persons in avoiding insider trading and to assist the Firm in preventing, detecting and imposing sanctions against insider trading. Every Supervised Person of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. (See “Penalties for Insider Trading,” above). If you have any questions about these procedures, please consult the Firm’s CCO.

Identifying Inside Information. Before trading for your own account or for the account of others, including Client accounts, in the securities of a company about which you may have potential inside information, you should ask yourself the following questions:

•

Is the information material? Is this information that an investor would consider important in making his/her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed, made public?

•

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by filing with the SEC, or by being published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation? Has the marketplace had the opportunity to assimilate the information? If it has been communicated to the marketplace, has this been done by means reasonably likely to be noticed by the investing public?

If, after consideration of these factors you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself, your Immediate Family or the Fund.

•	Do not communicate the information inside or outside the Firm, other than to the CCO.

•	Restrict access to the information to those in the Firm whose duties within the Firm give them a need to know this information.

•	After the CCO has reviewed the issue, you will then be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.

Restricting Access to Material Nonpublic Information. Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm except the CCO. In addition, care should be taken so that information is secure. For example, files containing material nonpublic information should be sealed or otherwise protected; access to computer files containing material nonpublic information should be restricted.

Resolving Issues Concerning Insider Trading. If, after consideration of the factors described above you still have questions remaining as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of any of the above procedures, it must be disclosed to and discussed with the CCO and you must have the approval of the CCO before trading or communicating the information to anyone. Only the CCO is authorized to decide whether or not the information is material or nonpublic. The CCO will consult with legal counsel to the extent necessary or appropriate.

Restricted List Securities. From time to time, the CCO may decide that the Firm is in possession of material inside information about a company or its securities. He/she will place that security on the Firm’s Restricted List. The Restricted List will be communicated to all Supervised Persons.

If and when the Firm establishes a Restricted List, you may not effect any transactions in any security on the list. You may not effect any transactions for yourself, your immediate family, for Client accounts, or for any account in which you have a beneficial interest. This holds true whether or not you personally have any material nonpublic information about any security on the Firm’s Restricted List.

The CCO will review each security on the list at least quarterly to determine whether the Firm still may have material nonpublic information and will notify all Supervised Persons when a security is removed from the Restricted List.

C.	Supervisory Procedures with Respect to Insider Trading. The role of the CCO is critical to the implementation and maintenance of the Firm’s policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications; 1) prevention of insider trading and 2) detection of insider trading.

Prevention of Insider Trading. To prevent insider trading, the CCO will:

•	provide education appropriate to familiarize Supervised Persons with the Firm’s policy and procedures on insider trading;

•	answer questions about the Firm’s policy and procedures on insider trading;

•	resolve issues of whether information received by an officer, director or employee of the Firm is material and nonpublic;

•	review, on a regular basis, and update as necessary, the Firm’s policy and procedures on insider trading; and

•	when it has been determined that a Supervised Person of the Firm has material nonpublic information,

•	place the Security on the Firm’s Restricted List,

•	implement measures to prevent dissemination of such information, and

•	if necessary, restrict Supervised Persons from trading the securities

Detection of Insider Trading. To detect insider trading, the CCO will:

•	review the holdings reports and transaction reports filed by each Access Person under Section 4 of this Code of Ethics;

•	review the trading activity of accounts managed by the Firm;

•	review trading activity of the Firm’s own account; and

•	coordinate these reviews with any related reviews performed by other Supervised Persons of the Firm.

Special Reports to the Chief Compliance Officer. If a Supervised Person learns of a potential violation of this policy on insider trading, he/she must promptly submit a written report to the CCO providing full details.

Annual Review by the Chief Compliance Officer. Annually, the CCO will review the following:

•	existing procedures to detect and prevent insider trading;

•	full details of any investigation, internal or by a regulatory authority, of any suspected insider trading and the results of such investigation; and

•	the current procedures and any changes/improvements that he/she believes prudent, and the Firm’s continuing education program regarding insider trading.

3.	Certain Transaction in Client Accounts and by Access and Other Supervised Persons

A.	Certain Transactions by Client Accounts. An Access Person must not cause or attempt to cause any Client account to acquire, dispose of, or hold any security of which such Access Person has direct or indirect Beneficial Ownership (as defined below) unless the Access Person has first disclosed in writing to the CCO all facts reasonably necessary to identify the nature of the Access Person’s Beneficial Ownership in the security.

B.	Certain Transactions By Access and Other Supervised Persons. Access Persons may own, purchase or sell securities that Client accounts also purchase or sell. If an Access Person purchases or sells a security for his/her own account, or for an account in which he/she has a Beneficial Ownership, on the same day as a transaction in the same security for the Client account, the Client account will receive a price not less favorable than the price received by the Access Person, to the extent of the size of the Access Person’s transaction. In other words, the Client account cannot purchase or sell a security for more or less than the Access Person. If a proposed transaction in a security by an Access Person requires pre-approval, in the judgment of the CCO, and the proposed transaction would adversely affect the price of a transaction for the Client account that could not be corrected by switching prices, the CCO will not approve the transaction until such time that it will not adversely affect transactions for Client accounts.

The price adjustment provisions will not apply to transactions which would otherwise be covered by the provisions of this Section, but which are:

•	purchases or sales effected in any account over which the Access person or the Firm have no direct or indirect influence or control, such as a “blind trust”;

•	purchases or sales which are non volitional on the part of either the Access Person or the Client account;

•	purchases which are part of an automatic dividend reinvestment plan; and

•	purchases and sales of money market fund or index fund shares or treasury securities.

4.	Personal Transaction Approval and Reporting Procedures.

A.	Prior Approval. The Firm requires Supervised Persons to obtain prior approval before serving as an officer or director or for any other outside business activities. This request for approval is reviewed not only for purposes of enforcing insider trading policy but also for potential conflicts of interest.

The Firm also requires that Supervised Persons (access persons) obtain pre-clearance before directly or indirectly acquiring beneficial ownership in any security in an IPO or in a limited offering. The Firm will maintain a record of all pre-clearances and require that a quarterly form be submitted to the CCO by all Supervised (access) Persons detailing any holdings and transactions in IPO’s and/or limited offerings.

B.	Holding Reports. In lieu of the Holdings Reports procedures listed below, the Firm will require that it receive duplicate copies of outside brokerage account monthly statements which will be sent to and reviewed by the CCO. The CCO, or her designee, will memorialize their review by signing and dating the statement.

The below procedures will be implemented, if and when, the Firm no longer receives duplicate monthly statements for outside brokerage accounts.

Except as provided in Section 4.D, every Access Person will submit to the CCO a report indicating all of the Reportable Securities in which he/she has any direct or indirect Beneficial Ownership.

Each Holdings Report required in this Section 4.B shall contain the following information:

•	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security;

•

The name of every broker, dealer, bank or other intermediary that holds an account containing any securities (including non-Reportable Securities) for the direct or indirect benefit of the Access Person; and

•	The date on which the report is submitted.

Timing of Holdings Report required by this Section 4.B shall be:

•	No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person; and

•	At least once each 12-month period thereafter on a date selected by the CCO, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

2.	Transactions Reports. In lieu of the Transactions Reports procedures listed below, the Firm will require that it receive duplicate copies of outside brokerage account trade confirmations which will be sent to and reviewed by the CCO. The CCO, or her designee, will memorialize their review by signing and dating the confirmation.

The below procedures will be implemented, if and when, the Firm no longer receives duplicate confirmations for outside brokerage accounts.

Except as provided in Section 4.D, every Access Person must submit a quarterly report to the CCO reporting any transaction in which he/she has, or by such transaction acquires, any direct or indirect Beneficial Ownership in any Reportable Security that occurred during each quarter.

Each Transaction Report required by this Section 4.D shall contain the following information:

•

The date of transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

•	The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date on which the report is submitted.

Timing of Transaction Reports required by this Section 4.D shall be:

•

Each Access Person must submit a Transaction Report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter and may contain a statement that the report should not be construed as an admission by the person making the report that, for purposes of the Exchange Act, he/she has any direct or indirect Beneficial Ownership (Interest) in the security.

D.	Exceptions to Reporting Requirements. Notwithstanding the provisions of the previous Sections 4.C and 4.D (regarding Holdings Reports and Transaction Reports, respectively) no Access Person shall be required to submit any such

•	Holdings Report or Transaction Reports regarding securities held in accounts over which he/she has/had no direct or indirect influence or control;

•	Transaction Reports regarding transactions effected pursuant to an Automatic Investment Plan; or

•

Transaction Reports in cases where the report would duplicate information contained in broker trade confirmations or account statements that the Firm has previously received and kept on file, so long as these documents are received by the Firm no later than 30 days after the end of the applicable calendar quarter.

E.	Monitoring of Supervised Personal Trades against Trades for Client Accounts. The CCO will periodically and from time-to-time (but no less than yearly) compare trades reported by Supervised Persons to trades arranged by the Firm for Client accounts. In so doing, the CCO will look for evidence of improper trading and misuse of information by Supervised Persons in trading for accounts in which they hold a Beneficial Ownership (Interest).

NB: One form of improper trading for which the CCO will review accounts is “front running” which is the practice (prohibited by law and Firm policy) of trading ahead of Clients.

F.	List of Accounts and Affiliations. Each Supervised Person must give the CCO a list, to be updated whenever any of the information therein changes, identifying:

•	All of his/her accounts at any brokerage firm, bank or other similar institution at which he/she maintains an account for transactions in securities;

•	His/her services as a director or officer of any corporation or similar entity; and

•	His/her direct or indirect Beneficial Ownership of 5.0% or more of the stock of any corporation or similar entity

G.	Certifications. Every Supervised Person must certify compliance with the Firm’s policies and procedures on insider trading and personal securities transactions and furnish a complete list of securities in which he/she has a Beneficial Ownership (Interest) to the CCO upon request. The CCO will request such certification and a copy of such securities list from each Supervised Person at least annually.

5.	Gifts and Entertainment and Political Contributions.

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its Clients. The overriding principle is that Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client feel beholden to the Firm or the Supervised Person. Therefore, the Firm has adopted the following policies to avoid the appearance of conflicts or actual conflicts that may arise from providing or accepting gifts and entertainment.

A.	Giving Gifts. No Supervised Person may give gifts, gratuities or other favors to any person or firm where the payment relates in any way to the business of the recipient or the recipient’s employer or to government officials, except to the extent such gifts are in compliance with applicable law, of insignificant value (no more than $100 per year), and not given in consideration or expectation of any action by the recipient.

B.	Accepting Gifts. No Supervised Person may accept, or permit any member of their Immediate Family to accept any gifts, gratuities or other favors from any Client, supplier or other person doing or seeking to do business with the Firm, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to the CCO. If immediate return is not practical, they should be given to the Firm for charitable contributions or such other disposition as the Firm, in its sole discretion, believes appropriate.

C.	Cash. No Supervised Person may give or accept cash gifts or cash equivalents to or from a Client, prospective Client or any entity that does business with or on behalf of the Firm.

D.

Entertainment. Common sense, propriety and moderation should prevail in travel and business entertainment undertaken on behalf of the Firm. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a Client, prospective Client or any person or entity that does or seeks to do business with or on behalf of the Firm. Supervised Persons may provide or accept a business entertainment event such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present and unless the entertainment is infrequent, reasonable in the circumstances and intended to serve legitimate business goals.

E.	Reporting. The Firm requires that a yearly report of gifts and entertainment received by Supervised Persons by reported to the CCO.

F.	Solicited Gifts. The Firm expressly prohibits Supervised Persons from soliciting for themselves or the Firm gifts or anything of value.

G.	Political Contributions. The Firm requires all Supervised Persons receive pre-approval for political contributions. The Firm allows Supervised Persons to make de minims contributions of up to $350 per election per candidate if the Supervised Person is entitled to vote for the candidate and up to $150 per election per candidate if the Supervised Person is not entitled to vote for the candidate so long as the Supervised Person has submitted the pre-approval form to the CCO. The Firm requires that all Supervised Persons complete a yearly certification for political contributions and that new employees complete a political contribution certification for the previous two years prior to his/her employment with the Firm.

The giving and acceptance of any payments or other consideration in the nature of bribes and kickbacks are absolutely prohibited by law and Firm policy!

6.	Confidentiality.

A.	Firm Duties. The Firm must keep all information about Client Accounts (including former Client Accounts) in strict confidence, including Client identity (unless the Client consents), Client’s financial circumstances, and Client’s security holdings.

B.	Supervised Persons’ Duties. Supervised Persons are prohibited from disclosing to persons outside the Firm any material nonpublic information about any Client, or information regarding the Firm’s trading strategies.

C.	Regulation S-P. Supervised Persons must comply with the Firm’s privacy policy. Please see “Regulation S-P” in the Policy and Procedures Manual.

Regulation S-P applies only to natural persons and only to personal information. The Firm’s fiduciary duty to keep Client information confidential extends to ALL of the Firm’s Clients and information.

D.	Confidentiality of Reports. The Firm assures Access Persons that their transactions and holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code of Ethics or to comply with requests for information from government agencies.

7.	Form ADV Disclosure.

Pursuant to rules promulgated by the SEC the Firm will include on Schedule F of Form ADV, Part II a description of the Firm’s Code of Ethics and also state that the Firm will provide a copy of the Code of Ethics to any Client or prospective client upon request.

APPENDIX 1

ACKNOWLEDGEMENT OF RECEIPT OF

“CODE OF ETHICS”

FOR

ROCK MAPLE SERVICES, LLC

I                                  hereby acknowledge that I have received a copy

        (print name)

of the Code of Ethics/amendment for ROCK MAPLE SERVICES, LLC, read it, understand it and will refer to it from time to time during the normal course of business.

Date:
Signature